Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Nationwide Life Insurance Company:

We consent to the incorporation by reference in this Registration Statement on Form N-4 our reports on Nationwide Variable Account-II and Nationwide Life Insurance Company and subsidiaries (the Company), dated March 13, 2014 and February 28, 2014, respectively, which appear in the Registration Statement on Form N-4 (File No. 333-177729). We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Registration Statement on Form N-4 (File No. 333-177729), incorporated by reference into this Registration Statement.

/s/ KPMG LLP

Columbus, Ohio

August 29, 2014